Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares July Cash Distribution

FORT WORTH, Texas, July 21, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $2,833,692.50 or $0.060797 per unit, based principally upon production during the month of May 2017. The distribution is payable August 14, 2017, to unit holders of record as of July 31, 2017.

Gas production for the properties from which the royalty was carved (the “Subject Interests”) totaled approximately 2,204,668 Mcf (2,468,309 MMBtu) for May 2017. Dividing revenues by production volume yielded an average gas price for May 2017 of $2.46 per Mcf ($2.19 per MMBtu) as compared to $2.54 per Mcf ($2.27 per MMBtu) for April 2017.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended June 2017, capital costs were $63,538, lease operating expenses were $2,173,651, and property taxes were $34,451. Severance taxes for the May production month were $596,376.

Burlington Resources Oil & Gas Company, LP, the principal operator of the Subject Interests, accrues and withholds funds it estimates will be needed to cover capital expenses. The distribution for July includes a $1,000,000 gross credit based on a reversal of accrued capital expenses.

Contact:      San Juan Basin Royalty Trust

  Compass Bank, Trustee

  300 West Seventh St., Suite B, Fort Worth, Texas 76102

  website: www.sjbrt.com    e-mail: sjt.us@bbva.com

  Joshua R. Peterson, Vice President & Senior Trust Officer

  Kaye Wilke, Investor Relations, toll-free: (866) 809-4553